Exhibit 99.1

Contact:	Sheila Davis, PR/IR Manager 641/585-6803 sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS THIRD QUARTER
AND FIRST NINE MONTHS FISCAL 2006 RESULTS

FOREST CITY, IOWA, June 16, 2006 – Winnebago Industries, Inc. (NYSE: WGO), the nation’s leading motor home manufacturer, today reported financial results for the Company’s third quarter and first nine months ended May 27, 2006.

        Net income for the third quarter of fiscal 2006 was $13.2 million, compared to net income of $17.6 million for the same period last year. On a diluted per share basis, the Company earned 40 cents for the third quarter of fiscal 2006, compared to 52 cents for the same period last year. Included as a reduction to net income in the third quarter of fiscal 2006 was $807,000 or 2 cents per diluted share, of stock option expense due to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment beginning August 28, 2005, which was not effective in the third quarter of last year.

        Revenues for the third quarter ended May 27, 2006 were $220.3 million, a decrease of 13.6 percent compared to revenues of $255.0 million for the third quarter of fiscal 2005.

        Net income for the first nine months of fiscal 2006 was $35.4 million, compared to $49.7 million for the same period last year. On a diluted per share basis, the Company earned $1.08 for the first nine months of fiscal 2006, compared to $1.46 for the same period last year. Included as a reduction to net income for the first nine months of fiscal 2006, was $3.1 million, or 9 cents per diluted share, of stock option expense.

        Revenues for the first nine months of fiscal 2006 were $659.0 million, a decrease of 13.3 percent compared to $760.5 million for the same period last year.

        “Results for the third quarter and first nine months of fiscal 2006 were negatively impacted by a continued shift in product mix towards lower priced motor homes as well as by lower motor home deliveries as a result of decreased industry demand,” said Winnebago Industries’ Chairman and CEO Bruce Hertzke. “We have seen continued weakness in retail demand for Class A products, partially offset by the increased retail demand of Class C products, driven in part by the success of our Winnebago View and Itasca Navion diesel Class C motor homes.”

        The Company’s sales order backlog was 1,642 units at May 27, 2006, up from the backlog of 1,523 units at the end of the third quarter of fiscal 2005.

        Winnebago Industries is the top-selling motor home manufacturer in the United States. According to Statistical Surveys, Inc., an independent retail reporting service, Winnebago Industries leads the industry with 19.1 percent of the combined Class A and C retail market for the first four months of calendar 2006 compared to 17.4 percent for the same period last year.

        “The success of our Class C products, particularly the new View and Navion, are helping us increase our market share,” said Winnebago Industries’ President Ed Barker. “With continued sensitivity to fuel prices nationwide, our View and Navion diesel motor homes, with fuel economy of 17-19 miles per gallon, have been extremely timely. During the third quarter, we also introduced the new 2007 Winnebago Access and Itasca Impulse value-priced, Class C motor homes to our dealers and they have also been well received. I believe we have the best Class C lineup in our Company’s 48-year history and look forward to continued market share improvement throughout calendar 2006.”

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        During the Company’s third quarter ended May 27, 2006, Winnebago Industries repurchased 1,466,000 shares of common stock for $43.3 million. During the first nine months of fiscal 2006, the Company repurchased 1,758,000 shares of its stock for $51.6 million. On April 12, 2006 Winnebago Industries announced the completion of its $30 million stock repurchase plan and the authorization by the Board of Directors to repurchase additional common stock for an aggregate consideration of up to $50 million. Since April 12, Winnebago Industries has repurchased 751,000 shares of the Company’s common stock for $21.6 million. As of May 27, 2006, the Company had $28.4 million remaining on the current share repurchase authorization.

        Winnebago Industries will conduct a conference call in conjunction with this release at 10 a.m. ET today, Friday, June 16, 2006. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Company’s website at www.winnebagoind.com/html/company/investorRelations.html, or www.vcall.com. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries

        Winnebago Industries, Inc. is the leading U.S. manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago and Itasca brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/html/company/investorRelations.html

        This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to reactions to actual or threatened terrorist attacks, declines in consumer confidence, the availability and price of fuel, a significant increase in interest rates, a slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new products introduced by competitors and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

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Winnebago Industries, Inc.
Unaudited Consolidated Statements of Income
(In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	5/27/2006	5/28/2005	5/27/2006	5/28/2005
Net revenues	$220,312	$255,022	$658,992	$760,514
Cost of goods sold	192,236	219,828	579,432	655,995

Gross profit	28,076	35,194	79,560	104,519

Operating expenses
Selling	4,536	4,302	13,714	13,420
General and administrative	5,160	4,537	15,493	15,892

Total operating expenses	9,696	8,839	29,207	29,312

Operating income	18,380	26,355	50,353	75,207
Financial income	1,418	761	3,654	1,894

Income before income taxes	19,798	27,116	54,007	77,101
Provision for taxes	6,641	9,536	18,580	27,406

Net income	$13,157	$17,580	$35,427	$49,695

Income per share
Basic	$0.41	$0.53	$1.09	$1.48
Diluted	$0.40	$0.52	$1.08	$1.46
Weighted average common
Shares outstanding:
Basic	32,195	33,289	32,645	33,528
Diluted	32,496	33,747	32,937	34,065

Winnebago Industries, Inc.
Unaudited Consolidated Condensed Balance Sheets
(In thousands)

	May 27, 2006	Aug. 27, 2005
ASSETS
Current assets:
Cash and cash equivalents	$15,419	$19,484
Short-term investments	125,000	93,100
Receivables, net	23,681	40,910
Inventories	88,199	120,655
Prepaid and other	15,250	13,943

Total current assets	267,549	288,092
Property and equipment, net	58,520	63,853
Deferred income taxes	24,146	24,997
Investment in life insurance	20,741	22,066
Other assets	15,377	13,952

Total assets	$386,333	$412,960

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,209	$37,229
Income taxes payable	9,256	4,458
Accrued expenses	43,052	48,936

Total current liabilities	83,517	90,623
Postretirement health care and deferred
compensation benefits, net of current portion	86,366	86,450
Stockholders’ equity	216,450	235,887

Total liabilities and stockholders’ equity	$386,333	$412,960

Winnebago Industries, Inc.
Unaudited Condensed Statement of Cash Flows
(Dollars in thousands)

	Nine Months Ended
	May 27, 2006	May 28, 2005
Operating activities:
Net income	$35,427	$49,695
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,989	7,434
Stock-based compensation	3,964	99
Deferred income taxes	1,002	561
Deferred compensation and postretirement expense	958	907
Excess tax benefit from stock-based compensation	(280)	—
Other	(355)	(162)
Change in operating assets and liabilities:
Receivable and other assets	16,030	20,055
Inventories	32,456	415
Accounts payable and accrued expenses	(11,696)	(4,036)
Income taxes payable	5,113	2,189
Postretirement and deferred compensation benefits	(826)	(701)

Net cash provided by operating activities	89,782	76,456

Investing activities:
Purchases of short-term investments	(150,475)	(196,424)
Proceeds from the sale or maturity of short-term investments	118,575	143,497
Purchases of property and equipment	(3,193)	(6,666)
Other	168	(300)

Net cash used in investing activities	(34,925)	(59,893)

Financing activities:
Payments for purchase of common stock	(51,576)	(26,796)
Payment of cash dividends	(8,871)	(7,054)
Proceeds from issuance of treasury stock	1,245	3,144
Excess tax benefit from stock-based compensation	280	—

Net cash used in financing activities	(58,922)	(30,706)

Net decrease in cash and cash equivalents	(4,065)	(14,143)

Cash and cash equivalents at beginning of period	19,484	24,445

Cash and cash equivalents at end of period	$15,419	$10,302

Certain prior period information has been reclassified to conform to the current year presentation.

Winnebago Industries, Inc.
Unaudited Motor Home Deliveries

	Quarter Ended		Nine Months Ended
	5/27/2006	5/28/2005	5/27/2006	5/28/2005
Unit deliveries
Class A gas	782	1,058	2,341	3,501
Class A diesel	341	561	1,234	1,707
Class C	1,443	1,088	3,753	2,878

Total deliveries	2,566	2,707	7,328	8,086

Winnebago Industries, Inc.
Unaudited Backlog and Dealer Inventory
(Units)

	As of
	5/27/2006	5/28/2005
Sales order backlog
Class A gas	408	566
Class A diesel	148	123
Class C	1,086	834

Total backlog*	1,642	1,523

Total approximate revenue dollars (in thousands)	$120,950	$116,500

Dealer inventory	4,881	5,209

* The Company includes in its backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

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